Exhibit 99.1

Net 1 UEPS Technologies, Inc. Reports First Quarter 2016 Results

JOHANNESBURG, November 5, 2015 – Net 1 UEPS Technologies, Inc. (Nasdaq: UEPS; JSE: NT1) today released results for the first quarter of fiscal 2016.

  Q1 2016 Revenue and FEPS of $154.5 million and $0.56, a constant currency increase of 19% and 16% respectively.

  More than 350,000 EPE cards issued and approximately 750 ATMs deployed to October 2015; and

  SASSA cancels tender process resulting in contract to March 2017, and Court dismisses U.S. class action lawsuit.

Summary Financial Metrics

	Three months ended September 30,
			% change		% change
	2015	2014	in USD		in ZAR
(All figures in USD ‘000s except per share data)
Revenue	154,473	156,441	(1%	)	19%
GAAP net income	23,020	24,089	(4%	)	15%
Fundamental net income (1)	26,458	28,155	(6%	)	16%
GAAP earnings per share ($)	0.49	0.51	(3%	)	17%
Fundamental earnings per share ($) (1)	0.56	0.60	(7%	)	16%
Fully-diluted shares outstanding (‘000’s)	47,080	47,335	(1%	)
Average period USD/ ZAR exchange rate	12.96	10.76	20%

(1) Fundamental net income and earnings per share are non-GAAP measures and are described below under “Use of Non-GAAP Measures—Fundamental net income and fundamental earnings per share.” See Attachment B for a reconciliation of GAAP net income to fundamental net income and earnings per share.

Factors impacting comparability of our Q1 2016 and Q1 2015 results

  Unfavorable impact from the strengthening of the U.S. dollar against primary functional currencies: The U.S. dollar appreciated by 21% against the ZAR and 13% against the KRW during Q1 2016, which negatively impacted our reported results;
  Increased contribution by KSNET: Our results were positively impacted by growth in our Korean operations;
  Continued growth in financial inclusion services: We continued to grow our financial inclusion services offerings during Q12016 which has resulted in higher revenues and operating income, primarily from more sales of low- margin prepaid airtime and an increase in transaction fees;
  Increase in the number of SASSA grants paid: Our revenue and operating income have increased as a result of the higher number of SASSA UEPS/EMV cardholders paid during Q1 2016 compared with Q1 2015;and
  Launch of EPE and Smart Life: During Q1 2016, we launched our EPE and Smart Life offerings, which contributed to a marginal increase in revenue in ZAR, as well as an associated increase in establishment costs.

Comments and Outlook

“In addition to the solid results that we have once again achieved, the take-up of our strategic initiatives to date, such as EasyPay Everywhere and ZAZOO, continues to validate our business strategy,” said Dr. Serge Belamant, Chairman and CEO of Net1. “The pipeline for both our card-centric and mobile-centric projects augurs well for the continued organic growth of our business, and the resultant value creation for shareholders,” he concluded.

“We achieved our great Q1 constant currency results despite the resources committed for the roll-out of our EPE, Smart Life and ATM initiatives,” said Herman Kotzé, Chief Financial Officer of Net1. “For fiscal 2016, we continue to expect fundamental earnings per share of at least $2.57, assuming a constant currency base of ZAR11.43/ $1 and a share count of 46.7 million shares,” he concluded.

SASSA files progress report on the status of a new tender process with the South African Constitutional Court

As a result of SASSA’s decision not to award the new tender, and in accordance with the Constitutional Court’s order, SASSA filed a report today setting out the relevant information on whether and when it will be ready to assume the duty to pay grants itself. A full copy of the report is available on our website (www.net1.com).

Results of Operations by Segment and Liquidity

Our operating metrics will be updated and posted on our website (www.net1.com).

     South African transaction processing

Segment revenue was $55.6 million in Q1 2016, down 8% compared with Q1 2015 in USD and up 11% on a constant currency basis. In ZAR, the increase in segment revenue was primarily due to more low-margin transaction fees generated from cardholders using the South African National Payment System and an increase in the number of social welfare grants distributed, offset by fewer inter-segment transaction processing activities. Our operating income margin for Q1 2016 and 2015 was 24% and 23%, respectively, and has increased primarily due to an increase in the number of beneficiaries paid in Q1 2016 and a modest increase in the margin of transaction fees generated from cardholders using the South African National Payment System.

     International transaction processing

Segment revenue was $41.2 million in Q1 2016, down 5% compared with Q1 2015 in USD and up 15% on a constant currency basis. Revenue increased in constant currency primarily due to higher transaction volume at KSNET during Q1 2016. Operating income during the first fiscal quarter of 2016 was higher due to increase in revenue contribution from KSNET and a positive contribution by XeoHealth, but was partially offset by ongoing ZAZOO start-up costs in the UK and India. Operating income margin for Q1 2016 and 2015 was 16% and 17%, respectively.

     Financial inclusion and applied technologies

Segment revenue was $67.4 million in Q1 2016, up 3% compared with Q1 2015 in USD and 24% on a constant currency basis. In ZAR, Financial inclusion and applied technologies revenue and operating income increased primarily due to higher prepaid airtime and other value-added services sales, more ad hoc terminal and card sales and, in ZAR, an increase in inter-segment revenues. Operating income for Q1 2016, was adversely impacted by establishment costs for EPE and Smart Life. The South African National Credit Act, made certain industry-wide amendments, which became effective March 13, 2015. These amendments were introduced primarily to address over-indebtedness of South African consumers and requires lenders to perform a stricter affordability assessment. Compliance with the amended legislation had a modest impact on our UEPS-based lending businesses in Q4 2015 and Q1 2016, but should moderate going forward. Operating income margin for the Financial inclusion and applied technologies segment was 25% and 27%, respectively, during Q1 2016 and 2015, and has decreased primarily due to the sale of more low-margin prepaid airtime and establishment costs for EPE and Smart Life.

     Corporate/eliminations

In USD, our corporate expenses have decreased primarily due to the impact of the stronger USD on goods and services procured in other currencies, primarily the ZAR, and lower amortization costs, partially offset by modest increases in USD denominated goods and services purchased from third parties and directors’ fees.

     Cash flow and liquidity

At September 30, 2015, we had cash and cash equivalents of $125.6 million, up from $117.6 million at June 30, 2015. The increase in our cash balances from June 30, 2015, was primarily due to the expansion of all of our core businesses, offset by provisional tax payments, capital expenditures and the strengthening of the U.S. dollar against our primary functional currencies.

Excluding the impact of interest received, interest paid under our Korean debt and taxes, the decrease in cash from operating activities resulted from the timing of receipts of cash from customers. Capital expenditures for Q1 2016 and 2015 were $10.7 million and $9.4 million, respectively, and have increased primarily due to the acquisition of more payment processing terminals in South Korea and ATMs in South Africa.

Use of Non-GAAP Measures

US securities laws require that when we publish any non-GAAP measures, we disclose the reason for using the non-GAAP measure and provide reconciliation to the directly comparable GAAP measure. The presentation of fundamental net income and fundamental earnings per share and headline earnings per share are non-GAAP measures.

     Fundamental net income and fundamental earnings per share

Fundamental net income and earnings per share is GAAP net income and earnings per share adjusted for (1) the amortization of acquisition-related intangible assets (net of deferred taxes), (2) stock-based compensation charges and (3) unusual non-recurring items, including the amortization of KSNET debt facility fees and US government investigations-related and US lawsuit expenses. Management believes that the fundamental net income and earnings per share metric enhances its own evaluation, as well as an investor’s understanding, of our financial performance. Attachment B presents the reconciliation between GAAP and fundamental net income and earnings per share.

     Headline earnings per share (“HEPS”)

The inclusion of HEPS in this press release is a requirement of our listing on the JSE. HEPS basic and diluted is calculated using net income which has been determined based on GAAP. Accordingly, this may differ to the headline earnings per share calculation of other companies listed on the JSE as these companies may report their financial results under a different financial reporting framework, including but not limited to, International Financial Reporting Standards.

HEPS basic and diluted is calculated as GAAP net income adjusted for the profit on sale of property, plant and equipment. Attachment C presents the reconciliation between our net income used to calculate earnings per share basic and diluted and HEPS basic and diluted and the calculation of the denominator for headline diluted earnings per share.

Conference Call

We will host a conference call to review Q1 2016 results on November 6, 2015, at 8:00 Eastern Time. To participate in the call, dial 1-855-481-5362 (US and Canada), 0808-162-4061 (U.K. only) or 0-800-200-648 (South Africa only) ten minutes prior to the start of the call. Callers should request “Net1 call” upon dial-in. The call will also be webcast on the Net1 homepage, www.net1.com. Please click on the webcast link at least ten minutes prior to the call. A webcast of the call will be available for replay on the Net1 website through November 29, 2015.

About Net1 (www.net1.com)

Net1 is a leading provider of alternative payment systems that leverage its Universal Electronic Payment System (“UEPS”) or utilize its proprietary mobile technologies. The Company operates market-leading payment processors in South Africa and the Republic of Korea.

UEPS permits the Company to facilitate biometrically secure, real-time electronic transaction processing to unbanked and under-banked populations of developing economies around the world in an online or offline environment. Net1’s UEPS/EMV solution is interoperable with global EMV standards that seamlessly enable access to all the UEPS functionality in a traditional EMV environment. In addition to payments, UEPS can be used for banking, healthcare management, payroll, remittances, voting and identification.

Net1’s mobile technologies include its proprietary mobile payments solution - MVC, which offers secure mobile-based payments, as well as mobile banking and prepaid value-added services in developed and emerging countries. The Company intends to deploy its varied mobile solutions through its ZAZOO business unit, which is an aggregation of innovative technology companies and is based in the United Kingdom.

Net1 has a primary listing on the NASDAQ and a secondary listing on the Johannesburg Stock Exchange.

Forward-Looking Statements

This announcement contains forward-looking statements that involve known and unknown risks and uncertainties. A discussion of various factors that cause our actual results, levels of activity, performance or achievements to differ materially from those expressed in such forward-looking statements are included in our filings with the Securities and Exchange Commission. We undertake no obligation to revise any of these statements to reflect future events.

Investor Relations Contact:
Dhruv Chopra
Head of Investor Relations
Phone: +1 917-767-6722
Email: dchopra@net1.com

NET 1 UEPS TECHNOLOGIES, INC.
Unaudited Condensed Consolidated Statements of Operations

	Three months ended
	September 30,
	2015	2014
	(In thousands, except per share data)
REVENUE	$154,473	$156,441
EXPENSE
Cost of goods sold, IT processing, servicing and support	77,382	74,406
Selling, general and administration	35,761	38,736
Depreciation and amortization	10,115	10,174
OPERATING INCOME	31,215	33,125
INTEREST INCOME	4,275	4,090
INTEREST EXPENSE	974	1,312
INCOME BEFORE INCOME TAX EXPENSE	34,516	35,903
INCOME TAX EXPENSE	10,897	11,648
NET INCOME BEFORE EARNINGS FROM EQUITY-ACCOUNTED INVESTMENTS	23,619	24,255
EARNINGS FROM EQUITY-ACCOUNTED INVESTMENTS	188	92
NET INCOME	23,807	24,347
LESS NET INCOME ATTRIBUTABLE TO NON-CONTROLLING INTEREST	787	258
NET INCOME ATTRIBUTABLE TO NET1	$23,020	$24,089
Net income per share, in United States dollars
Basic earnings attributable to Net1 shareholders	$0.49	$0.51
Diluted earnings attributable to Net1 shareholders	$0.49	$0.51

NET 1 UEPS TECHNOLOGIES, INC.
Unaudited Condensed Consolidated Balance Sheets

	Unaudited	(A)
	September 30,	June 30,
	2015	2015
	(In thousands, except share data)
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$125,610	$117,583
Pre-funded social welfare grants receivable	1,411	2,306
Accounts receivable, net of allowances of – September: $2,767; June: $1,956	153,453	148,768
Finance loans receivable, net of allowances of – September: $3,640; June: $4,227	33,921	40,373
Inventory	12,335	12,979
Deferred income taxes	6,829	7,298
Total current assets before settlement assets	333,559	329,307
Settlement assets	600,195	661,916
Total current assets	933,754	991,223
PROPERTY, PLANT AND EQUIPMENT, net of accumulated depreciation of – September: $92,145; June: $94,014	52,048	52,320
EQUITY-ACCOUNTED INVESTMENTS	14,342	14,329
GOODWILL	154,294	166,437
INTANGIBLE ASSETS, net	40,862	47,124
OTHER LONG-TERM ASSETS, including reinsurance assets	13,982	14,997
TOTAL ASSETS	1,209,282	1,286,430
LIABILITIES
CURRENT LIABILITIES
Accounts payable	15,527	21,453
Other payables	49,011	45,595
Current portion of long-term borrowings	8,359	8,863
Income taxes payable	12,848	6,287
Total current liabilities before settlement obligations	85,745	82,198
Settlement obligations	600,195	661,916
Total current liabilities	685,940	744,114
DEFERRED INCOME TAXES	9,169	10,564
LONG-TERM BORROWINGS	48,561	50,762
OTHER LONG-TERM LIABILITIES, including insurance policy liabilities	2,178	2,205
TOTAL LIABILITIES	745,848	807,645
COMMITMENTS AND CONTINGENCIES
EQUITY
COMMON STOCK
Authorized: 200,000,000 with $0.001 par value; Issued and outstanding shares, net of treasury - September: 47,322,702; June: 46,679,565	64	64
PREFERRED STOCK
Authorized shares: 50,000,000 with $0.001 par value; Issued and outstanding shares, net of treasury: September: -; June: -	-	-
ADDITIONAL PAID-IN-CAPITAL	218,384	213,896
TREASURY SHARES, AT COST: September: 18,057,228; June: 18,057,228	(214,520)	(214,520)
ACCUMULATED OTHER COMPREHENSIVE LOSS	(182,545)	(139,181)
RETAINED EARNINGS	640,888	617,868
TOTAL NET1 EQUITY	462,271	478,127
NON-CONTROLLING INTEREST	1,163	658
TOTAL EQUITY	463,434	478,785
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$1,209,282	$1,286,430

(A) – Derived from audited financial statements

NET 1 UEPS TECHNOLOGIES, INC.
Unaudited Condensed Consolidated Statements of Cash Flows

	Three months ended
	September 30,
	2015	2014
	(In thousands)
Cash flows from operating activities
Net income	$23,807	$24,347
Depreciation and amortization	10,115	10,174
Earnings from equity-accounted investments	(188)	(92)
Fair value adjustments	1,433	413
Interest payable	709	1,159
Profit on disposal of plant and equipment	(95)	(122)
Stock-based compensation charge	726	916
Facility fee amortized	34	82
(Increase) Decrease in accounts receivable, pre-funded social welfare grants receivable
and finance loans receivable	(17,278)	9,470
Increase in inventory	(931)	(2,123)
Increase (Decrease) in accounts payable and other payables	2,972	(10,933)
Increase in taxes payable	7,824	6,611
Decrease in deferred taxes	(1,026)	(390)
Net cash provided by operating activities	28,102	39,512
Cash flows from investing activities
Capital expenditures	(10,698)	(9,378)
Proceeds from disposal of property, plant and equipment	348	241
Proceeds from sale of business	-	1,895
Net change in settlement assets	(21,575)	(43,054)
Net cash used in investing activities	(31,925)	(50,296)
Cash flows from financing activities
Proceeds from issue of common stock	3,762	989
Long-term borrowings utilized	720	1,097
Acquisition of treasury stock	-	(9,151)
Sale of equity to non-controlling interest	-	1,407
Net change in settlement obligations	21,575	43,054
Net cash provided by financing activities	26,057	37,396
Effect of exchange rate changes on cash	(14,207)	(4,099)
Net increase in cash and cash equivalents	8,027	22,513
Cash and cash equivalents – beginning of period	117,583	58,672
Cash and cash equivalents – end of period	$125,610	$81,185

Net 1 UEPS Technologies, Inc.
Attachment A
Operating segment revenue, operating income and operating margin:
Three months ended September 30, 2015 and 2014 and June 30, 2015

								Change – constant
				Change - actual				exchange rate(1)
				Q1 ‘16		Q1 ‘16		Q1 ‘16		Q1 ‘16
				vs		vs		vs		vs
Key segmental data, in $ ’000,	Q1 ‘16	Q1 ‘15	Q4 ‘15	Q1‘15		Q4 ‘15		Q1‘15		Q4 ‘15
Revenue:
South African transaction processing	$55,639	$60,252	$59,774	(8%	)	(7%	)	11%		0%
International transaction processing	41,229	43,204	42,573	(5%	)	(3%	)	15%		4%
Financial inclusion and applied technologies	67,360	65,197	73,042	3%		(8%	)	24%		(1%	)
Subtotal: Operating segments	164,228	168,653	175,389	(3%	)	(6%	)	17%		1%
Intersegment eliminations	(9,755)	(12,212)	(11,103)	(20%	)	(12%	)	(4%	)	(5%	)
Consolidated revenue	$154,473	$156,441	$164,286	(1%	)	(6%	)	19%		1%

Operating income (loss):
South African transaction processing	$13,511	$13,639	$11,268	(1%	)	20%		19%		29%
International transaction processing	6,543	7,349	7,134	(11%	)	(8%	)	7%		(1%	)
Financial inclusion and applied technologies	16,554	17,607	19,385	(6%	)	(15%	)	13%		(8%	)
Subtotal: Operating segments	36,608	38,595	37,787	(5%	)	(3%	)	14%		4%
Corporate/Eliminations	(5,393)	(5,470)	(5,174)	(1%	)	4%		19%		12%
Consolidated operating income	$31,215	$33,125	$32,613	(6%	)	(4%	)	14%		3%

Operating income margin (%)
South African transaction processing	24%	23%	19%
International transaction processing	16%	17%	17%
Financial inclusion and applied technologies	25%	27%	27%
Consolidated operating margin	20%	21%	20%

(1) – This information shows what the change in these items would have been if the USD/ ZAR exchange rate that prevailed during the first quarter of fiscal 2016 also prevailed during the first quarter of fiscal 2015 and the fourth quarter of fiscal 2015.

Net 1 UEPS Technologies, Inc.
Attachment B
Reconciliation of GAAP net income and earnings per share, basic, to fundamental net income and earnings per share, basic:
Three months ended September 30, 2015 and 2014

			EPS,				EPS,
	Net income		basic		Net income		basic
	(USD’000)		(USD)		(ZAR’000)		(ZAR)
	2015	2014	2015	2014	2015	2014	2015	2014

GAAP	23,020	24,089	0.49	0.51	298,300	258,789	6.36	5.48

Intangible asset amortization, net .	2,554	2,941			39,886	31,601
Stock-based compensation charge	726	916			9,408	9,854
Facility fees for KSNET debt	34	82			441	882
US government investigations- related and US lawsuit expenses	124	127			1,607	1,366
Fundamental	26,458	28,155	0.56	0.60	349,642	302,492	7.45	6.41

Net 1 UEPS Technologies, Inc.

Attachment C

Reconciliation of net income used to calculate earnings per share basic and diluted and headline earnings per share basic and diluted:

Three months ended September 30, 2015 and 2014

	2015	2014

Net income (USD’000)	23,020	24,089
Adjustments:
Profit on sale of property, plant and equipment	(95)	(122)
Tax effects on above	27	34

Net income used to calculate headline earnings (USD’000)	22,952	24,001
Weighted average number of shares used to calculate net income per share basic earnings and headline earnings per share basic earnings (‘000)	46,620	47,226
Weighted average number of shares used to calculate net income per share diluted earnings and headline earnings per share diluted earnings (‘000)	47,080	47,335
Headline earnings per share:
Basic, in USD	0.49	0.51
Diluted, in USD	0.49	0.51

Calculation of the denominator for headline diluted earnings per share

	2015	2014

Basic weighted-average common shares outstanding and unvested restricted shares expected to vest under GAAP	46,620	47,226
Effect of dilutive securities under GAAP	460	109
Denominator for headline diluted earnings per share	47,080	47,335

Weighted average number of shares used to calculate headline earnings per share diluted represent the denominator for basic weighted-average common shares outstanding and unvested restricted shares expected to vest plus the effect of dilutive securities under GAAP. We use this number of fully-diluted shares outstanding to calculate headline earnings per share diluted because we do not use the two-class method to calculate headline earnings per share diluted.